Exhibit 99.1

MOODY’S INVESTORS SERVICE DOWNGRADES LEVI STRAUSS & CO.’S SENIOR SECURED TERM LOAN AND SENIOR IMPLIED RATINGS TO Caa2; CONFIRMS SR UNSECURED RATING OF Ca; ASSIGNS NEGATIVE OUTLOOK. Approximately $2.3 billion of debt affected.

New York, November 13, 2003—Moody’s Investors Service downgraded the senior secured rating and the senior implied rating of Levi Strauss & Co. (“LS&Co”). The affected ratings include:

$500 million guaranteed senior secured term loan facility due 2009 to Caa2 from Caa1;

Senior implied rating lowered to Caa2 from Caa1.

At the same time Moody’s confirmed the following ratings:

Approximately $1.6 billion of senior unsecured notes maturing through 2012 rated Ca;

Senior unsecured issuer rating of Ca.

The rating outlook changed to negative from stable.

The downgrade was triggered by the company’s announcement today of a downward revision in estimated year-end performance particularly in the areas of sales, and cash generation, which would cause inventory and debt to be higher than Moody’s expectations.

The current ratings still incorporate perceived negative price and volume pressure in LS&Co.’s core products, which comprise the largest portion of the company’s business and its increasing dependence on strong execution in the mass channel for revenue growth and margin stability.

The ratings are supported by LS&Co.’s significant, but weakened, market position as one of the world’s largest branded apparel companies and the benefit of less restrictive covenants in the company’s ABL facility.

The outlook is negative. Any deterioration of liquidity, cash generation, lower product orders from traditional channels or restructuring charges beyond those anticipated by Moody’s could have a negative impact on the ratings.

The Ca rating on the senior notes continues to reflect the effective subordination of the notes to approximately $1.25 billion of secured debt and structural subordination to $400 million of third-party liabilities of the subsidiaries. The rating implies limited recovery in a distressed scenario due to the effective and structural subordination of the senior unsecured notes to about $1.6 billion in combined secured debt and current liabilities.

Levi Strauss & Co., headquartered in San Francisco, California, is one of the world’s largest branded designers, manufacturers and marketers of apparel. Revenues were $4.1 billion for the fiscal year ended November 2002.